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EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
Avistar Communications Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated January 16, 2004, except as to Note 3, which is as of February 27, 2004, with respect to the consolidated balance sheets of Avistar Communications Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Avistar Communications Corporation.

KPMG LLP

Mountain View, California March 12, 2004

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CONSENT OF KPMG LLP